Exhibit 99.(a)(5)(A)

For Immediate Release

Collabrium Japan Acquisition Corporation Announces Extension of Tender Offer to
Extend Time for Business Combination

London, England, August 14, 2014 - Collabrium Japan Acquisition Corporation (Nasdaq: JACQU; JACQ; JACQW) (the “Company” or “Collabrium”) today announced that the Company’s previously announced tender offer has been extended, in accordance with applicable rules and regulations governing tender offers, until 11:00 a.m., New York City time, on August 22, 2014, unless further extended or terminated. The tender offer was previously scheduled to expire at 11:59 p.m., New York City time, on August 19, 2014. As of August 13, 2014, 716,400 shares have been tendered and not withdrawn.

The extension of the expiration date of the tender offer is being made in compliance with the rules and procedures of the Securities and Exchange Commission (“SEC”). Except for such extension, all of the terms and conditions set forth in the offer to purchase, the supplement to the offer to purchase, the related letter of transmittal and the other offer materials filed with the SEC (collectively, the “Offer Documents”) remain unchanged. The tender offer is being made in connection with the Company’s proposed extension of time to consummate an initial business combination, as described in the Offer Documents.

Tenders of the Company’s ordinary shares in the tender offer must be made prior to the expiration date and may be withdrawn at any time prior to the expiration date in accordance with the terms described in the Offer Documents.

The tender offer is subject to the conditions and other terms set forth in the Offer Documents. If more than 1,346,041 ordinary shares are validly tendered and not properly withdrawn, the Company will terminate the offer. Accordingly, there will be no proration in the event that more than 1,346,041 ordinary shares are validly tendered and not properly withdrawn in the offer. If the Company terminates the offer, it will NOT purchase any ordinary shares pursuant to the offer. If the offer is not completed, the Company will be unable to consummate a business combination prior to August 24, 2014 and will commence a liquidation as soon as practicable after such date.

The Company’s ordinary shares are currently listed on the Nasdaq Capital Market under the symbol “JACQ.” As of August 12, 2014, the last reported closing price of the ordinary shares was $10.38 per share.

Morrow & Co., LLC. is acting as the Information Agent for the tender offer, and the Depositary for the tender offer is Continental Stock Transfer & Trust Company. The Offer Documents and related documents have been distributed to securityholders. For questions and information, please call the information agent toll free at (800) 662-5200 (banks and brokers call collect at (203) 658-9400).

This press release is neither an offer to purchase nor a solicitation of an offer to sell any ordinary shares of Collabrium. The Offer Documents are included as exhibits to the tender offer statement on Schedule TO that Collabrium has filed with the SEC. The Offer Documents contain important information that should be read carefully and considered before any decision is made with respect to the tender offer. These materials have been distributed free of charge to all Collabrium shareholders. In addition, these materials (and all other materials filed by Collabrium with the SEC) will be available at no charge from the SEC through its website at www.sec.gov. Shareholders may also obtain free copies of the Offer Documents filed by Collabrium with the SEC by directing a request to the information agent.

About Collabrium

Collabrium Japan Acquisition Corporation is a blank check company organized for the purpose of acquiring, engaging in a share exchange, share reconstruction and amalgamation, contractual control arrangement with, purchasing all or substantially all of the assets of, or any other similar business combination with, one or more businesses or entities. The Company’s efforts to identify a prospective target business are not limited to any particular industry or geographic region.

Forward-Looking Statements

In addition to historical information, this release may contain a number of “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to outlooks or expectations for earnings, revenues, expenses or other future financial or business performance, strategies or expectations, or the impact of legal or regulatory matters on business, results of operations or financial condition. When used in this press release, the words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “predict,” “potential” and “should,” as they relate to the Company are intended to identify these forward-looking statements. All statements by the Company regarding the possible or assumed future results of its business, financial condition, liquidity, results of operations, plans and objectives and similar matters are forward-looking statements. These forward-looking statements are based on information available to Collabrium as of the date hereof and involve a number of risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing Collabrium’s views as of any subsequent date. These forward-looking statements involve a number of known and unknown risks and uncertainties or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include: the risk that governmental and regulatory review of the tender offer documents may result in Collabrium’s inability to complete the tender offer by August 22, 2014; Collabrium’s ability to effect the extension or consummate an initial business combination; the risk that a condition to effectiveness of the extension or the offer may not be satisfied or waived; the ability to meet the Nasdaq listing standards, including having the requisite number of shareholders; potential changes in the legislative and regulatory environments; and potential volatility in the market price of the ordinary shares. Should one or more of these risks or uncertainties materialize, or should any of the underlying assumptions prove incorrect, actual results may vary in material respects from those expressed or implied by these forward-looking statements. You should not place undue reliance on these forward-looking statements. Except as may be required pursuant to Rule 13e-4 under the Securities Exchange Act of 1934, as amended, or pursuant to other applicable securities laws, Collabrium undertakes no obligation to update or revise any forward-looking statements to reflect events or circumstances after the date hereof, whether as a result of new information, future events or otherwise.

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Company Contacts

Andrew Williams
Koji Fusa
Collabrium Japan Acquisition Corporation
44-20-7408-4710
81-90-7220-7746

Information Agent

Morrow & Co., LLC
470 West Avenue, 3rd Floor
Stamford, Connecticut 06902
Telephone: (800) 662-5200
Banks and Brokerage Firms: (203) 685-9400
collabrium.info@morrowco.com

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